CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency Market Index Target-Term Securities® Linked to the BRIC Currency Basket, due June 29, 2012	1,314,880	$10.00	$13,148,800	$733.70

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The Currency MITTS® are being offered by Bank of America Corporation (“BAC”). The Currency MITTS will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together, the “Note Prospectus”). Investing in the Currency MITTS involves a number of risks. See “Risk Factors” and “Additional Risk Factor” on page TS-5 of this term sheet and beginning on page S-12 of product supplement MITTS-3.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$13,148,800
Selling discount	$0.20	$262,976
Proceeds, before expenses, to Bank of America Corporation	$9.80	$12,885,824

“MITTS®” and “Market Index Target-Term Securities®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

June 26, 2009

1,314,880 Units

Currency Market Index Target-Term Securities®

Linked to the BRIC Currency Basket,

due June 29, 2012

$10 principal amount per unit

Term Sheet No. 138

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

June 26, 2009

July 6, 2009

June 29, 2012

060900784

Currency Market Index Target-Term Securities®

240% participation in increases in the value of the BRIC Currency Basket, which tracks the Brazilian real, the Russian ruble, the Indian rupee, and the Chinese renminbi (yuan) relative to the U.S. dollar

100% principal protection at maturity

A maturity of approximately 3 years

No periodic interest payments

No listing on any securities exchange

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary

Liquidity Guarantee Program

Summary

The Currency Market Index Target-Term Securities® Linked to the BRIC Currency Basket, due June 29, 2012 (the “MITTS”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the MITTS are linked is the “BRIC Currency Basket” which tracks the value of an equally weighted investment in the Brazilian real, the Russian ruble, the Indian rupee, and the Chinese renminbi (yuan) (each an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar. The MITTS provide investors with a 240% participation rate in increases in the value of the BRIC Currency Basket from the Starting Value, as determined on the pricing date, to the Ending Value, as determined on the calculation day. Investors should be of the view that the value of the BRIC Currency Basket will increase over the term of the MITTS and be willing to forgo interest payments on the MITTS.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-3.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Base Value:	$10 per unit
Term:	Approximately 3 years
Exchange Rate Measure:	The BRIC Currency Basket which tracks the value of an equally weighted investment in the Brazilian real, the Russian ruble, the Indian rupee, and the Chinese renminbi (yuan), based on the exchange rate for each underlying currency relative to the U.S. dollar.
Initial Exchange Rate:	1.9392 for the Brazilian real, 31.1950 for the Russian ruble, 48.5100 for the Indian rupee, and 6.8328 for the Chinese renminbi (yuan).
Starting Value:	100.00
Ending Value:	The value of the BRIC Currency Basket on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described below under “The BRIC Currency Basket.” If it is determined that the scheduled calculation day is not a business day, the Ending Value will be determined as more fully described in product supplement MITTS-3.
Calculation Day:	June 22, 2012
Participation Rate:	240%
Minimum Redemption Amount:	$10 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the MITTS

On the maturity date, you will receive a cash payment per MITTS (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based on the Participation Rate of 240%, the Base Value of $10, and the Minimum Redemption Amount of $10. The blue line reflects the hypothetical returns on the MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the BRIC Currency Basket.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Base Value of $10 (per unit), the Minimum Redemption Amount of $10.00 (per unit), the Starting Value of 100.00, and the Participation Rate of 240%:

Example 1—The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = $10.00        (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2—The hypothetical Ending Value is equal to 105.00:

Redemption Amount (per unit) =	$10 +	($10 × 240% ×	(105.00 – 100.00))	= $11.20
100.00

Example 3—The hypothetical Ending Value is equal to 115.00:

Redemption Amount (per unit) =	$10 +	($10 × 240% ×	(115.00 – 100.00))	= $13.60
100.00

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values of the BRIC Currency Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to two decimal places);
▪	the total rate of return to holders of the MITTS; and
▪	the pretax annualized rate of return to holders of the MITTS.

The table below reflects the Participation Rate of 240%, the Base Value of $10 per unit, and the Minimum Redemption Amount of $10.00 per unit.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the MITTS	Pretax Annualized Rate of Return on the MITTS(1)
45.00	-55.00%	$10.00	0.00%	0.00%
50.00	-50.00%	$10.00	0.00%	0.00%
55.00	-45.00%	$10.00	0.00%	0.00%
60.00	-40.00%	$10.00	0.00%	0.00%
65.00	-35.00%	$10.00	0.00%	0.00%
70.00	-30.00%	$10.00	0.00%	0.00%
75.00	-25.00%	$10.00	0.00%	0.00%
80.00	-20.00%	$10.00	0.00%	0.00%
85.00	-15.00%	$10.00	0.00%	0.00%
90.00	-10.00%	$10.00	0.00%	0.00%
95.00	-5.00%	$10.00	0.00%	0.00%
97.00	-3.00%	$10.00	0.00%	0.00%
98.00	-2.00%	$10.00	0.00%	0.00%
99.00	-1.00%	$10.00	0.00%	0.00%
100.00(2)	0.00%	$10.00(3)	0.00%	0.00%
105.00	5.00%	$11.20	12.00%	3.84%
110.00	10.00%	$12.40	24.00%	7.35%
115.00	15.00%	$13.60	36.00%	10.59%
120.00	20.00%	$14.80	48.00%	13.60%
125.00	25.00%	$16.00	60.00%	16.41%
130.00	30.00%	$17.20	72.00%	19.05%
135.00	35.00%	$18.40	84.00%	21.54%
140.00	40.00%	$19.60	96.00%	23.90%
145.00	45.00%	$20.80	108.00%	26.14%
150.00	50.00%	$22.00	120.00%	28.28%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from July 6, 2009 to June 29, 2012, the term of the MITTS.

(2)	This is the Starting Value.

(3)	The Redemption Amount will not be less than the Minimum Redemption Amount of $10.00 per unit of the MITTS.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

An investment in the MITTS involves significant risks. The following is a list of certain of the risks involved in investing in the MITTS. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections included in product supplement MITTS-3 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the BRIC Currency Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the MITTS while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the MITTS.

▪	We cannot assure you that a trading market for your MITTS will ever develop or be maintained.

▪	The Redemption Amount will not be affected by all developments relating to the BRIC Currency Basket.

▪

If you attempt to sell your MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the MITTS.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on your MITTS depends on the exchange rates, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Brazil, Russia, India, China, and the United States.

▪	Even though currencies trade around-the-clock, your MITTS will not trade around-the-clock, and the prevailing market prices for your MITTS may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of your MITTS.

▪	The MITTS are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the MITTS are uncertain and may be adverse to a holder of the MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement MITTS-3.

Additional Risk Factor

The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government.

On July 21, 2005, the People’s Bank of China, with the authorization of the State Council of the People’s Republic of China, announced that the Chinese renminbi (yuan) exchange rate would no longer be pegged to the U.S. dollar and would float within managed bands, which the People’s Bank of China resets daily. After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar, traded against the Chinese renminbi (yuan) in the interbank foreign exchange market.

The initial adjustment of the Chinese renminbi (yuan) exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 renminbi (yuan) per U.S. dollar to 8.11 renminbi (yuan) per U.S. dollar and, as of the pricing date, was 6.83 renminbi (yuan) per U.S. dollar. The People’s Bank of China has also announced that the daily trading price of the U.S. dollar against the renminbi (yuan) in the interbank foreign exchange market will continue to be allowed to float within a band of 0.5 percent around the central parity published by the People’s Bank of China, while the trading prices of the non-U.S. dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People’s Bank of China. The People’s Bank of China will announce the closing price of a foreign currency such as the U.S. dollar traded against the renminbi (yuan) in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the renminbi (yuan) on the following working day. The People’s Bank of China has stated that it will make adjustments of the renminbi (yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.

Despite the change in their exchange rate regime, the Chinese government continues to manage the valuation of the renminbi (yuan) and, as currently managed, its price movements are unlikely to contribute significantly to either an increase or decrease in the value of the BRIC Currency Basket. However, further changes in the Chinese government’s management of the renminbi (yuan) could result in a significant movement in the U.S. dollar/renminbi (yuan) exchange rate. Assuming the value of all other underlying currencies remains constant, a decrease in the value of the renminbi (yuan) relative to the U.S. dollar, whether as a result of a change in the government’s management of the currency or for other reasons, would result in a decrease in the value of the BRIC Currency Basket.

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪	You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the value of the BRIC Currency Basket will appreciate over the term of the MITTS.

▪	You anticipate that the exchange rates of the underlying currencies will decrease over the term of the MITTS.

▪	You accept that the return on the MITTS may be zero if the Ending Value is equal to or less than the Starting Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the MITTS. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our perceived creditworthiness.

The MITTS may not be an appropriate investment for you if:

▪	You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the value of the BRIC Currency Basket will depreciate over the term of the MITTS.

▪	You anticipate that the exchange rates of the underlying currencies will increase over the term of the MITTS.

▪	You seek an investment that provides a guaranteed redemption amount above the principal.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity.

Other Provisions

We will deliver the MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of NASD Rule 2720. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 1,000 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The BRIC Currency Basket

The MITTS are designed to allow investors to participate in the movements of the BRIC Currency Basket over the term of the MITTS. The BRIC Currency Basket is designed to track the value of an equally weighted investment in the Brazilian real, the Russian ruble, the Indian rupee, and the Chinese renminbi (yuan), based on the exchange rate of each underlying currency relative to the U.S. dollar.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has decreased against the U.S. dollar and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has increased against the U.S. dollar. Investors should be of the view that the value of the BRIC Currency Basket will appreciate over the term of the MITTS (i.e., the exchange rates of the underlying currencies will decrease relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the exchange rate will be determined as follows:

•

Brazilian real: the number of Brazilian reals for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”) on page BRFR, or any substitute page thereto, by taking the arithmetic mean of the bid and ask, at approximately 5:00 pm in New York, New York.

•

Russian ruble: the number of Russian rubles for which one U.S. dollar can be exchanged as reported by Reuters on page RUBMCMEEMTA=, or any substitute page thereto, at approximately 10:00 a.m. in London, England.

•

Indian rupee: the number of Indian rupees for which one U.S. dollar can be exchanged as reported by Reuters on page RBIB, or any substitute page thereto, under USD, at approximately 12:30 p.m. in Mumbai, India.

•

Chinese renminbi (yuan): the number of Chinese renminbi (yuan) for which one U.S. dollar can be exchanged as reported by Reuters on page SAEC, or any substitute page thereto, at approximately 9:30 a.m. in Beijing, China.

If an exchange rate is not so quoted on the applicable page indicated above, then the exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the calculation date, or in the case of the Brazilian real, the following business day (as applicable, the “relevant date”), by three leading banks engaged in the interbank market (selected in the sole discretion of the calculation agent and which may be one of our affiliates) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then the exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the calculation agent and which may be one of our affiliates), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then the exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

The Starting Value was set to 100.00 on the pricing date.

The Ending Value will equal the value of the BRIC Currency Basket on the calculation day.

The value of the BRIC Currency Basket on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

•	Brazilian real:	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

•	Russian ruble:	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

•	Indian rupee:	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

•	Chinese renminbi (yuan):	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency appreciates relative to the U.S. dollar and being negative when that underlying currency depreciates relative to the U.S. dollar. Assuming the exchange rates for every other underlying currency remain the same, any appreciation of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any depreciation of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The appreciation of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the depreciation of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate is equal to 25%, reflecting an equal weighting for each underlying currency in the BRIC Currency Basket.

The “Initial Exchange Rate” for each exchange rate was determined on the pricing date.

The “Final Exchange Rate” for each exchange rate will be determined on the calculation day.

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on the Initial Exchange Rates and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
Brazilian real	25.00%	1.9392	1.7453
Russian ruble	25.00%	31.1950	32.7548
Indian rupee	25.00%	48.5100	46.0845
Chinese renminbi (yuan)	25.00%	6.8328	7.1744

The hypothetical Weighted Return for each exchange rate is determined as follows:

•	Brazilian real:	25% ×	(1.9392 – 1.7453)	= 2.78%
1.7453

•	Russian ruble:	25% ×	(31.1950 – 32.7548)	= –1.19%
32.7548

•	Indian rupee:	25% ×	(48.5100 – 46.0845)	= 1.32%
46.0845

•	Chinese renminbi (yuan):	25% ×	(6.8328 – 7.1744)	= –1.19%
7.1744

The hypothetical Ending Value would be 101.72, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (2.78 - 1.19 + 1.32 - 1.19)%

100 + 100 x (1.72%) = 101.72

Example 2:

Underlying Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
Brazilian real	25.00%	1.9392	2.1331
Russian ruble	25.00%	31.1950	29.6353
Indian rupee	25.00%	48.5100	50.9355
Chinese renminbi (yuan)	25.00%	6.8328	6.4912

The hypothetical Weighted Return for each exchange rate is determined as follows:

•	Brazilian real:	25% ×	(1.9392 – 2.1331)	= –2.27%
2.1331

•	Russian ruble:	25% ×	(31.1950 – 29.6353)	= 1.32%
29.6353

•	Indian rupee:	25% ×	(48.5100 – 50.9355)	= –1.19%
50.9355

•	Chinese renminbi (yuan):	25% ×	(6.8328 – 6.4912)	= 1.32%
6.4912

The hypothetical Ending Value would be 99.18, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (-2.27 + 1.32 - 1.19 + 1.32)%

100 + 100 x (-0.82%) = 99.18

Historical Data on the Exchange Rates:

The following tables set forth the high and low daily exchange rates for each underlying currency for the calendar quarters from January 2004 through the pricing date. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the BRIC Currency Basket, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Brazilian real

The following table sets forth the highest and lowest daily exchange rates for the Brazilian real for the calendar quarters from January 2004 through the pricing date. The Initial Exchange Rate for the Brazilian real was 1.9392 Brazilian reals per U.S. dollar on the pricing date.

	High	Low
2004
First Quarter	2.9645	2.7820
Second Quarter	3.2118	2.8755
Third Quarter	3.0782	2.8505
Fourth Quarter	2.8800	2.6530

2005
First Quarter	2.7640	2.5665
Second Quarter	2.6588	2.3325
Third Quarter	2.4870	2.2140
Fourth Quarter	2.3800	2.1615

2006
First Quarter	2.3364	2.1040
Second Quarter	2.3525	2.0555
Third Quarter	2.2244	2.1230
Fourth Quarter	2.1912	2.1294

2007
First Quarter	2.1523	2.0444
Second Quarter	2.0478	1.9045
Third Quarter	2.0930	1.8336
Fourth Quarter	1.8390	1.7330

2008
First Quarter	1.8306	1.6689
Second Quarter	1.7444	1.5915
Third Quarter	1.9634	1.5600
Fourth Quarter	2.5127	1.9176

2009
First Quarter	2.4473	2.1765
Second Quarter (through the pricing date)	2.2737	1.9231

Russian ruble

The following table sets forth the highest and lowest daily exchange rates for the Russian ruble for the calendar quarters from January 2004 through the pricing date. The Initial Exchange Rate for the Russian ruble was 31.1950 Russian rubles per U.S. dollar on the pricing date.

	High	Low
2004
First Quarter	29.2425	28.4375
Second Quarter	29.0825	28.5075
Third Quarter	29.2755	28.9900
Fourth Quarter	29.2210	27.7200

2005
First Quarter	28.1950	27.4487
Second Quarter	28.6800	27.7080
Third Quarter	28.8312	28.1600
Fourth Quarter	28.9814	28.4295

2006
First Quarter	28.7414	27.6651
Second Quarter	27.7165	26.7316
Third Quarter	27.0500	26.6726
Fourth Quarter	26.9797	26.1704

2007
First Quarter	26.5990	25.9736
Second Quarter	26.0426	25.6854
Third Quarter	25.8902	24.8588
Fourth Quarter	25.0505	24.2850

2008
First Quarter	24.7859	23.4511
Second Quarter	23.8930	23.3179
Third Quarter	25.7442	23.1577
Fourth Quarter	29.5807	25.7333

2009
First Quarter	36.3701	29.1475
Second Quarter (through the pricing date)	34.1815	30.5471

Indian rupee

The following table sets forth the highest and lowest daily exchange rates for the Indian rupee for the calendar quarters from January 2004 through the pricing date. The Initial Exchange Rate for the Indian rupee was 48.5100 Indian rupees per U.S. dollar on the pricing date.

	High	Low
2004
First Quarter	45.6400	43.6000
Second Quarter	46.2500	43.5375
Third Quarter	46.4713	45.6650
Fourth Quarter	45.9000	43.4600

2005
First Quarter	43.9300	43.4200
Second Quarter	43.8300	43.2900
Third Quarter	44.1500	43.1750
Fourth Quarter	46.3100	44.1275

2006
First Quarter	45.0925	44.1175
Second Quarter	46.3900	44.6012
Third Quarter	46.8750	45.7700
Fourth Quarter	45.8800	44.2700

2007
First Quarter	44.6575	43.0350
Second Quarter	43.1450	40.4900
Third Quarter	41.3162	39.7035
Fourth Quarter	39.9000	39.2775

2008
First Quarter	40.7300	39.2650
Second Quarter	43.0400	39.7650
Third Quarter	46.9550	42.0637
Fourth Quarter	50.2900	46.6100

2009
First Quarter	51.9700	48.2550
Second Quarter (through the pricing date)	50.5200	46.9475

Chinese renminbi (yuan)

The following table sets forth the highest and lowest daily exchange rates for the Chinese renminbi (yuan) for the calendar quarters from January 2004 through the pricing date. The Initial Exchange Rate for the Chinese renminbi (yuan) was 6.8328 Chinese renminbi (yuan) per U.S. dollar on the pricing date.

	High	Low
2004
First Quarter	8.2775	8.2766
Second Quarter	8.2773	8.2765
Third Quarter	8.2771	8.2765
Fourth Quarter	8.2768	8.2763

2005
First Quarter	8.2766	8.2763
Second Quarter	8.2767	8.2763
Third Quarter	8.2765	8.0871
Fourth Quarter	8.0920	8.0702

2006
First Quarter	8.0702	8.0172
Second Quarter	8.0265	7.9943
Third Quarter	8.0048	7.8965
Fourth Quarter	7.9149	7.8045

2007
First Quarter	7.8143	7.7269
Second Quarter	7.7350	7.6151
Third Quarter	7.6059	7.5036
Fourth Quarter	7.5276	7.3036

2008
First Quarter	7.3041	7.0116
Second Quarter	7.0185	6.8544
Third Quarter	6.8792	6.8113
Fourth Quarter	6.8871	6.8171

2009
First Quarter	6.8519	6.8270
Second Quarter (through the pricing date)	6.8372	6.8192

While historical information on the BRIC Currency Basket will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the BRIC Currency Basket from December 2003 through May 2009 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the BRIC Currency Basket was set to 100 as of December 31, 2003 and the value of the BRIC Currency Basket as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The BRIC Currency Basket” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the BRIC Currency Basket or what the value of the MITTS may be. Any historical upward or downward trend in the value of the BRIC Currency Basket during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-3, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-3.

General.    There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals.    The amount payable on the MITTS at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the MITTS is the U.S. dollar and, accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the MITTS.    Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Tax Accrual Table.    The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 4.58% per annum (compounded annually), that we established for the MITTS. The table reflects the expected issuance of the MITTS on July 6, 2009 and the scheduled maturity date of June 29, 2012. This tax accrual table is based upon a projected payment schedule per $10 principal amount of the MITTS, which would consist of a single payment of $11.4279 at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on MITTS as of End of Accrual Period (per Unit of the MITTS)
July 6, 2009 to December 31, 2009	$0.2226	$0.2226
January 1, 2010 to December 31, 2010	$0.4682	$0.6908
January 1, 2011 to December 31, 2011	$0.4896	$1.1804
January 1, 2012 to June 29, 2012	$0.2475	$1.4279

Projected Redemption Amount = $11.4279 per unit of the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-3.

Additional Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-3 dated May 27, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509119151/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the MITTS, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.